Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS, YEAR-END 2021 PROVED RESERVES AND PROVIDES 2022 GUIDANCE

~ Continuing to Generate Free Cash Flow, Reduce Debt and Increase Liquidity ~

~ 2022 Capital Budget of $120 Million to $140 Million Supports Previously Announced Continuous Drilling Program ~

The Woodlands, TX – March 16, 2022 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2021, including Ring’s year-end 2021 proved reserves. In addition, the Company provided first quarter and full year 2022 guidance and an update on its 2022 drilling program.

Highlights and Recent Key Items

●	Grew fourth quarter 2021 sales volumes 11% to 9,153 barrels of oil equivalent per day (“Boe/d”) (85% oil) compared to the third quarter of 2021, with full year 2021 sales volumes of 8,519 Boe/d (86% oil);

●	Reported net income of $24.1 million, or $0.20 per diluted share, in the fourth quarter of 2021, up 70% compared with net income of $14.2 million, or $0.12 per share in the third quarter of 2021;

o	Net income for full year 2021 was $3.3 million, or $0.03 per diluted share, compared with a loss of $253.4 million or $3.48 per share, in full year 2020;

●	Posted Adjusted Net Income[1] of $9.9 million, or $0.10 per share, for the fourth quarter of 2021, up 46% compared with $6.8 million, or $0.07 per share, in the third quarter of 2021;

o	Adjusted Net Income for the full year 2021 was $30.6 million, or $0.31 per share, up 48% from $20.7 million, or $0.28 per share, in full year 2020;

●	Increased Adjusted EBITDA[1] by 21% fourth quarter over fourth quarter to $24.0 million and generated $83.3 million in Adjusted EBITDA for full year 2021;

1 A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

●	Delivered Net Cash Provided by Operating Activities of $23.2 million and Free Cash Flow[1] of $9.3 million in the fourth quarter of 2021.

o	Net Cash Provided by Operating Activities and Free Cash Flow were $72.7 million and $20.5 million, respectively, for full year 2021;

●	Remained cash flow positive for the ninth consecutive quarter;

●	Paid down $23.0 million of debt on the Company’s revolving credit facility during full year 2021, including $5.0 million in the fourth quarter;

o	Resulted in lower interest expense of $3.1 million in full year 2021 – an 18% decrease from 2020;

o	Successfully reaffirmed the Company’s borrowing base of $350 million under its revolving credit facility in December 2021;

●	Grew proved reserves 2% to 77.8 million barrels of oil equivalent (“MMBoe”) at year-end 2021, more than replacing its full year 2021 production;

●	Successfully drilled and completed, on time and within budget, Ring’s Phase IV program of two wells (one in the Northwest Shelf (“NWS”) and one in the Central Basin Platform (“CBP”)), with both wells placed on production in the fourth quarter of 2021;

o	Completion of the Phase IV program marks the culmination of a successful 2021 development campaign;

▪	Drilled 11 wells, including eight in the NWS and three in the CBP, and participated in the drilling of two non-operated wells in the NWS;

▪	Completed 13 wells, including 10 in the NWS and three in the CBP, and participated in the completion of two non-operated wells in the NWS;

●	Reduced future costly workovers and long-term operating costs by converting 25 wells from downhole electrical submersible pumps (“ESPs”) to rod pumps (“CTRs”) during full year 2021, including 19 in the NWS and six in the CBP;

●	Commenced Ring’s 2022 continuous drilling program in late January with four CBP wells drilled, with two wells placed on production in March and two wells that are expected to be online in April;

o	Currently drilling the first of 16 targeted wells in the NWS before moving back to the CBP;

o	Announced 2022 capital program of $120 million to $140 million, an increase of over 130% compared to prior year;

●	Reaffirmed commitment to remain cash flow positive on an annual basis; and

●	Provided guidance for first quarter and full year 2022 sales volumes, capital spending and operating expenses.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are pleased to report our strong fourth quarter operating and financial results. Contributing to our performance during the period were sales volumes of 9,153 Boe per day, which was 11% higher than the third quarter of 2021. The combination of increased production, improved commodity prices, and our continued focus on driving cost efficiencies drove more than a 20% increase in adjusted EBITDA during the quarter and approximately $83 million for the full year 2021. The fourth quarter marks the ninth consecutive quarter of generating free cash flow. We also saw our year-end reserves increase by 2%, more than offsetting our 2021 production.”

Mr. McKinney continued, “On January 1, 2022, nearly 60% of our low-priced hedges rolled off allowing for substantially higher revenue and operating cash flow in 2022 assuming commodity prices remain strong. We intend to invest our higher cash flow to organically grow production and continue paying down debt. We believe we can increase our capital spending over 130%, meaningfully grow our sales volumes, and continue paying down debt – all while staying within cash flow from operations.”

Mr. McKinney concluded, “As previously announced, we initiated our 2022 drilling program in January and have since drilled four wells in the CBP, moved the rig to the NWS asset area and spud our fifth well this week. We have completed two of our CBP wells and plan to complete the third and fourth wells in April. We intend to drill and complete between 25 and 33 wells in 2022, install related facilities and infrastructure, continue our successful CTR and other capital workover programs, and acquire additional leases. Our capital spending program will be flexible and adjusted to remain in-line with commodity prices and within cash flow from operations. In short, we believe 2022 will be a transformational year for Ring and our shareholders through the continued pursuit of our value focused proven strategy.”

Financial Overview: For the fourth quarter of 2021, the Company reported net income of $24.1 million, or $0.20 per diluted share, which included a $15.2 million before tax non-cash unrealized commodity derivative gain and $0.9 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $9.9 million, or $0.10 per share. In the third quarter of 2021, the Company reported net income of $14.2 million, or $0.12 per share, which included an $8.2 million before tax non-cash unrealized commodity derivative gain and $0.8 million for before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income was $6.8 million, or $0.07 per share. In the fourth quarter of 2020, Ring reported a net loss of $160.3 million, or $1.83 per share, which included a $129.6 million before tax non-cash ceiling test impairment primarily due to lower pricing, a $15.2 million before tax non-cash unrealized commodity derivative loss, and $2.8 million in before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, and adding back the full valuation against deferred tax assets, Adjusted Net Income in the fourth quarter of 2020 was $6.5 million, or $0.07 per share.

Adjusted EBITDA grew by 21% to $24.0 million for the fourth quarter of 2021 versus $19.7 million in the third quarter of 2021, with the increase primarily driven by higher sales volumes and realized pricing. Fourth quarter of 2020 Adjusted EBITDA was $24.5 million.

Free Cash Flow for the fourth quarter of 2021 was $9.3 million compared to $2.6 million in the third quarter of 2021 primarily due to higher sales volumes and realized pricing and lower capital spending. Fourth quarter 2021 Free Cash Flow decreased from $12.7 million for the fourth quarter of 2020 primarily due to lower sales volumes and higher capital spending, partially offset by higher realized pricing.

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the fourth quarter of 2021 were 9,153 Boe/d (85% oil), or 842,110 Boe, compared to 8,243 Boe/d (87% oil), or 758,387 Boe, for the third quarter of 2021, and 9,307 Boe/d (86% oil), or 856,271 Boe, in the fourth quarter of 2020. Fourth quarter 2021 sales volumes were comprised of 715,163 barrels (“Bbls”) of oil and 761,682 thousand cubic feet (“Mcf”) of natural gas.

For the fourth quarter of 2021, the Company realized an average sales price of $76.35 per barrel of crude oil and $6.65 per Mcf for natural gas. The combined average realized sales price for the period was $70.85 per Boe, up 9% versus $65.11 per Boe for the third quarter of 2021, and up 94% from $36.61 per Boe in the fourth quarter of 2020. The average oil price differential the Company experienced from WTI NYMEX spot pricing in the fourth quarter of 2021 was a negative $1.12 per barrel of crude oil, while the average natural gas price differential from Henry Hub pricing was a positive $1.85 per Mcf.

Revenues were $59.7 million for the fourth quarter of 2021 compared to $49.4 million for the third quarter of 2021 and $31.4 million for the fourth quarter of 2020. The 21% increase in fourth quarter 2021 revenues from the third quarter were driven by higher sales volumes and increased realized pricing for both oil and natural gas.

Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $7.7 million, or $9.12 per Boe, in the fourth quarter of 2021 versus $7.0 million, or $9.21 per Boe, in the third quarter of 2021 and $7.9 million, or $9.19 per Boe, for the fourth quarter of 2020. Contributing to lower LOE per Boe for both comparative periods was the purchase of leased ESPs throughout 2021.

Gathering, Transportation and Processing (“GTP”) Costs: GTP costs, which are associated with natural gas sales, were $1.72 per Boe in the fourth quarter of 2021 versus $1.39 per Boe in the third quarter of 2021 and $1.47 per Boe in the fourth quarter of 2020. The increase in GTP costs was due to processing higher natural gas sales volumes for the Company’s NWS assets.

Ad Valorem Taxes: Ad valorem taxes were $0.16 per Boe for the fourth quarter of 2021 compared to $0.93 per Boe in the third quarter of 2021 and $0.84 per Boe for the fourth quarter of 2020. The decrease was due to lower assessed property values compared to estimates.

Production Taxes: Production taxes were $3.36 per Boe in the fourth quarter of 2021 compared to $2.95 per Boe in the third quarter of 2021 and $1.75 per Boe in fourth quarter of 2020. Production taxes remained steady at 4-5% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $12.44 per Boe in the fourth quarter of 2021 versus $12.28 per Boe for the third quarter of 2021 and $13.04 per Boe in the fourth quarter of 2020. Asset retirement obligation accretion was $0.22 per Boe in the fourth quarter of 2021 compared to $0.24 per Boe for the third quarter of 2021 and $0.25 per Boe in the fourth quarter of 2020.

Operating Lease Expense: Operating lease expense was $83,591 for the fourth quarter of 2021 versus $83,589 for the third quarter of 2021 and $319,483 in the fourth quarter of 2020. These expenses are primarily associated with the Company’s office leases.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $4.0 million, or $4.79 per Boe, for the fourth quarter 2021 versus $3.7 million, or $4.82 per Boe, for the third quarter of 2021 and $4.4 million, or $5.09 per Boe, in the fourth quarter of 2020.

Interest Expense: Interest expense was $3.5 million in the fourth quarter of 2021 versus $3.6 million for the third quarter 2021 and $4.7 million for the fourth quarter of 2020. Interest expense declined year-over-year due to a lower average daily balance of long-term debt and a lower margin rate for the three months ended December 31, 2021. The lower margin rate was associated with a reduced percentage utilization of the Company’s borrowing base on its revolving credit facility.

Derivative (Loss) Gain: In the fourth quarter of 2021, Ring recorded a loss of $4.3 million on its commodity derivative contracts, including a realized $19.5 million cash commodity derivative loss and an unrealized $15.2 million non-cash commodity derivative gain. This compared to a net loss of $6.7 million in the third quarter of 2021, including a realized $14.9 million cash commodity derivative loss and an unrealized $8.2 million non-cash commodity derivative gain, and a net loss of $11.5 million in the fourth quarter of 2020, including a realized $3.7 million cash commodity derivative gain and an unrealized $15.2 million non-cash commodity derivative loss.

The Company did not add any new commodity derivative contracts in the fourth quarter of 2021, but on February 1, 2022 added the following new crude oil derivative position:

			Average	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Swap Price
Crude Oil - WTI			(Bbls)	(per Bbl)
02/01/2022	Balance of calendar year 2022	Swaps	1,000	$84.61

On January 1, 2022, nearly 60% of Ring’s legacy low-priced hedges expired allowing for substantially higher revenue and cash flow in 2022, assuming the current oil price environment continues. A full listing of the Company’s current outstanding derivative positions is included in the tables shown later in this release.

Income Tax: The Company recorded a non-cash income tax benefit of $51,601 in the fourth quarter 2021 and $48,701 in the third quarter of 2021, compared to a non-cash income tax provision of $21.2 million for the fourth quarter of 2020.

Balance Sheet and Liquidity: Total liquidity at the end of the fourth quarter of 2021 was $61.6 million, a 10% increase from September 30, 2021 and up 52% from December 31, 2020. Liquidity at December 31, 2021 consisted of cash and cash equivalents of $2.4 million and $59.2 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On December 31, 2021, the Company had $290.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $350.0 million. Ring paid down $5.0 million of debt during the fourth quarter of 2021, and $23.0 million for full year 2021. The Company is targeting further debt reduction during 2022.

During the fourth quarter of 2021, Ring successfully reaffirmed the Company’s borrowing base of $350 million under its revolving credit facility. The next regularly scheduled bank redetermination is scheduled to occur during May 2022. Ring is currently in compliance with all applicable covenants under its revolving credit facility agreement.

Capital Expenditures: During the fourth quarter of 2021, capital expenditures on an accrual basis were $11.3 million as the Company drilled, completed and placed on production the two wells of its Phase IV program (one well in the NWS with 75% working interest and one well in the CBP with 100% working interest) and also performed one CTR project (in the NWS).

The Phase IV program utilized one rig and both wells were drilled and completed on schedule and within budget. The well in the NWS was a 1.0-mile lateral and the well in the CBP was a 1.5-mile lateral, with both wells placed on production in the fourth quarter.

In the third quarter of 2021, capital expenditures were $13.7 million, which included costs to drill, complete and place on production four wells of Ring’s Phase III program (two 1.0-mile lateral wells in the NWS and two 1.5-mile lateral wells in the CBP, with all wells at 100% working interest) and the Company also performed 10 CTR projects.

For the twelve months ended December 31, 2021, capital expenditures were $51.0 million, which included costs to drill 11 horizontal wells (eight in the NWS and three in the CBP) and complete and place on production 13 horizontal wells (10 in the NWS and three in the CBP). Two of the NWS wells completed in 2021 were drilled in 2020. Included in full year 2021 capital spending were costs for 25 CTRs (19 in the NWS and 6 in the CBP), as well as costs for capital workovers, infrastructure upgrades, land and other capital expenditures. Ring also participated in the drilling and completion of two non-operated wells in the NWS.

Full Year 2021 Financial Review

The Company reported net income for full year 2021 of $3.3 million, or $0.03 per diluted share, and Adjusted Net Income of $30.6 million, or $0.31 per share. For full year 2020, Ring reported a net loss of $253.4 million, or $3.48 per share, and Adjusted Net Income of $20.7 million, or $0.28 per share. The Company generated Adjusted EBITDA of $83.3 million, or $26.80 per Boe and $0.84 per diluted share, for the full year 2021 compared to $86.1 million, or $26.78 per Boe and $1.18 per diluted share, in 2020.

Revenues totaled $196.3 million for 2021 compared to $113.0 million in 2020, with the increase driven by higher commodity prices. Net cash provided by operating activities for 2021 was $72.7 million compared with $72.2 million in 2020. Free Cash Flow totaled $20.5 million in 2021 compared with $39.8 million in 2020.

Net sales for full year 2021 were 8,519 Boe/d, or 3,109,470 Boe, comprised of 2,686,939 Bbls of oil and 2,535,188 Mcf of natural gas. Full year 2020 net sales averaged 8,790 Boe/d, or 3,217,278 Boe, which included 2,801,528 Bbls of oil and 2,494,502 Mcf of natural gas.

For the full year 2021, the Company’s realized crude oil sales price was $67.56 per barrel and the natural gas sales price was $5.83 per Mcf. The combined average sales price was $63.13 per Boe compared to $35.13 per Boe for full year 2020.

For the full year 2021, LOE was $30.3 million, or $9.75 per Boe, versus $29.8 million, or $9.25 per Boe, for full year 2020. LOE increased due to higher activity levels in 2021 due to the COVID-19 pandemic in 2020 causing deferral of expensed workovers and other lease operating projects.

GTP costs were $4.3 million, or $1.39 per Boe, for full year 2021 compared to $4.1 million, or $1.27 per Boe in 2020, with the increase year-over-year due to significantly higher product pricing. Ad valorem taxes decreased to $2.3 million, or $0.73 per Boe, in 2021 from $3.1 million, or $0.97 per Boe, for full year 2020. Driving the decrease was lower assessed property values. Production taxes for 2021 were $9.1 million, or $2.93 per Boe, versus $5.2 million, or $1.63 per Boe, in 2020. As a percentage of oil and natural gas sales, 2021 production taxes increased slightly to 4.65% from 4.63% for 2020 due to higher Texas gas revenue in 2021, which is taxed at 7.5%.

For the full year 2021, G&A, including share-based compensation, was $16.1 million, down 5% compared with full year 2020 G&A of $16.9 million. For full year 2021, G&A, excluding share-based compensation, was $13.6 million compared to $11.5 million for full year 2020. The increase year-over-year was primarily due to increased employee count and salaries, accounting expenses, and non-recurring consulting costs. G&A, excluding share-based compensation, per Boe was $4.39 in 2021, up 23% from $3.58 in 2020.

For the full year 2021, the Company recorded a non-cash income tax provision of $0.1 million compared to a non-cash income tax benefit of $6.0 million in full year 2020. The change was primarily the result of losses due to the ceiling test write-down in 2020 offset by the Company’s full valuation allowance against its deferred tax assets. The Company was in a deferred tax asset position as a result of the ceiling test write downs recorded during 2020. In 2021, only state tax activity was recognized for SEC-reporting purposes.

2022 Capital Investment, Sales Volumes, and Operating Expense Guidance

In response to a continued improvement in crude oil prices and following the success of its 2021 drilling program, in late January Ring commenced a 2022 continuous one-rig drilling program that is focused on the Company’s highest rate-of-return inventory in its NWS and CBP acreage positions. To date, four wells in the CBP have been drilled and completed, including two wells that were placed on production in March and two wells that are expected to be online in April. The rig was moved from the CBP and is currently drilling the first of 16 targeted wells in the NWS, before moving back to the CBP.

For full year 2022, Ring expects total capital spending of $120 million to $140 million, which includes the estimated cost to drill 25 to 33 horizontal wells and complete 25 to 30 horizontal wells, primarily in the Company’s NWS assets. Ring’s full year capital spending outlook includes targeted well reactivations, workovers, infrastructure upgrades, and continuing its successful CTR program in the NWS and the CBP. Also included in the full year estimate is anticipated spending for leasing, contractual drilling obligations and non-operated drilling, completion and capital workovers. Based on the $130 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investment, including:

●	82% for drilling, completion, and related equipment and facilities;

●	12% for CTRs, recompletions and capital workovers; and

●	6% for land, non-operated capital and other investments.

The Company remains focused on generating free cash flow in 2022, after all expenses, costs and capital expenditures. The increased level of capital investment in 2022 is expected to generate almost 10% sales growth at the midpoint of full year 2022 guidance. All 2022 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess free cash flow is currently targeted for further debt reduction. The combination of anticipated growth in Adjusted EBITDA resulting from higher prices and growth in sales volumes, along with planned further debt reduction, is expected to significantly reduce Ring’s leverage ratio by year-end 2022.

Supported by its targeted development program and continued focus on operational excellence, the Company currently forecasts full year 2022 sales volumes of 9,000 to 9,600 Boe/d (87% oil), compared with full year 2021 average sales volumes of 8,519 Boe/d (86% oil).

Drilling under Ring’s new continuous drilling program began in late January 2022; as a result, there is minimal additional production impact expected from the new wells in the first quarter. Including the expected normal decline in production during the first quarter and some short-term weather-related sales disruptions, first quarter 2022 sales are expected to be in the range of 8,500 to 8,700 Boe/d (85% oil). Second quarter 2022 sales are expected to reflect the benefit of the new continuous drilling program.

The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the full year and first quarter of 2022. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	Q1	FY
	2022	2022
Sales Volumes:
Total (Boe/d)	8,500 - 8,700	9,000 - 9,600
Oil (Bo/d)	7,200 - 7,400	7,800 - 8,350

Capital Program:
Capital spending(1) (millions)	$19.5 - $21.5	$120 - $140

Number of new wells drilled	6	25 - 33
Number of new wells completed and online	2	25 - 30

Operating Expenses:
LOE (per Boe)	$10.90 - $11.25	$10.90 - $12.00
GPT (per Boe)	$1.60 - $1.75	$1.60 - $2.00

(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its NWS and CBP areas. Also included is anticipated spending for lease costs, contractual drilling obligations and non-operated drilling, completion and capital workovers.

First quarter and full year 2022 LOE is expected to be higher than 2021 primarily due to inflationary-related increases partially offset by the ongoing CTR program, lower costs due to the purchase of leased ESPs, and other cost reduction initiatives.

Year-End 2021 Proved Reserves

The Company's year-end 2021 SEC proved reserves were 77.8 MMBoe compared to 76.5 MMBoe at year-end 2020. Ring recorded reserve additions of 2.3 MMBoe for acquisitions and 4.9 MMBoe for extensions, discoveries and improved recovery. Partially offsetting the overall increase was 0.6 MMBoe for property dispositions, 2.2 MMBoe for revisions of previous quantity estimates and 3.1 MMBoe of production.

The SEC twelve-month first day of the month average prices used for year-end 2021 were $63.04 per barrel of crude oil (WTI) and $3.598 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials, while for year-end 2020 they were $36.04 per barrel of crude oil and $1.99 per MMBtu of natural gas.

Year-end 2021 SEC proved reserves were comprised of approximately 85% crude oil and 15% natural gas. At year end, approximately 56% of 2021 proved reserves were classified as proved developed and 44% as proved undeveloped.

Ring’s reserve life ratio at year-end 2021, based on year-end 2021 SEC proved reserves and 2021 production was 25.0 years.

The present value of the Company’s reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2021 was $1,332.1 million, up 109% from $638.1 million at the end of 2020.

	Oil	Gas	Net
	(Bbl)	(Mcf)	(Boe)	PV-10(1)
Balance, December 31, 2020	66,264,286	61,305,027	76,481,791	$638,107,637

Purchases of minerals in place	2,180,497	824,512	2,317,916
Extensions, discoveries and improved recovery	3,975,675	5,172,392	4,837,740
Sales of minerals in place	(462,970)	(555,879)	(555,617)
Production	(2,686,577)	(2,535,188)	(3,109,108)
Revisions of previous quantity estimates	(3,432,302)	7,562,925	(2,171,815)

Balance, December 31, 2021	65,838,609	71,773,789	77,800,907	$1,332,097,625

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes and it may be considered a non-GAAP financial measure as defined by the SEC, and is derived from the standardized measure of Discounted Futures Net Cash Flows, which is the most directly comparable GAAP measure.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2021 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year end December 31, 2021. The SEC average prices used for year-end 2021 were $63.04 per barrel of crude oil (WTI) and $3.598 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized Measure of Discounted Future Net Cash Flows

Ring’s standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with generally accepted accounting principles.

December 31,	2021	2020
Future cash inflows	$4,853,709,000	$2,682,488,655
Future production costs	(1,395,437,250)	(821,515,126)
Future development costs	(347,757,000)	(244,323,270)
Future income taxes	(501,586,949)	(208,645,934)
Future net cash flows	2,608,927,801	1,408,004,325
10% annual discount for estimated timing of cash flows	(1,471,562,953)	(852,133,072)

Standardized Measure of Discounted Future Net Cash Flows	$1,137,364,848	$555,871,253

Reconciliation of PV-10 to Standardized Measure

PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing.  PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10 percent.  We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for reserves calculated using prices other than SEC prices. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure.  Our PV-10 measure and the Standardized Measure do not purport to represent the fair value of our oil and natural gas reserves.

The following table reconciles the pre-tax PV-10 value of our SEC Pricing proved reserves as of December 31, 2021 to the Standardized Measure.

SEC Pricing Proved Reserves

Standardized Measure Reconciliation
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV-10)	$1,332,097,625
Future Income Taxes, Discounted at 10%	(194,732,777)
Standardized Measure of Discounted Future Net Cash Flows	$1,137,364,848

Update on Sales Process for Delaware Basin Assets

As previously announced, Ring launched a sales process during 2021 to divest of its Delaware Basin assets. The Company will provide further updates as definitive information is known. Ring anticipates using the net proceeds from the potential sale of its Delaware Basin assets to further reduce its debt.

Conference Call Information

Ring will hold a conference call on Thursday, March 17, 2022 at 11:00 a.m. ET to discuss its fourth quarter and full year 2021 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Year End 2021 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Oil and Natural Gas Revenues	$59,667,156	$49,376,176	$31,351,673	$196,305,966	$113,025,138

Costs and Operating Expenses
Lease operating expenses	7,678,140	6,983,196	7,866,057	30,312,399	29,753,414
Gathering, transportation and processing costs	1,449,884	1,051,163	1,256,282	4,333,232	4,090,238
Ad valorem taxes	131,663	703,774	717,766	2,276,463	3,125,221
Oil and natural gas production taxes	2,831,560	2,240,759	1,497,044	9,123,420	5,228,090
Depreciation, depletion and amortization	10,474,159	9,310,524	11,162,567	37,167,967	43,010,660
Ceiling test impairment	-	-	129,564,000	-	277,501,943
Asset retirement obligation accretion	183,383	182,905	212,503	744,045	906,616
Operating lease expense	83,591	83,589	319,483	523,487	1,196,372
General and administrative expense (including share-based compensation)	4,964,711	4,433,251	7,164,619	16,068,105	16,874,050

Total Costs and Operating Expenses	27,797,091	24,989,161	159,760,321	100,549,118	381,686,604

Income (Loss) from Operations	31,870,065	24,387,015	(128,408,648)	95,756,848	(268,661,466)

Other Income (Expense)
Interest income	-	-	1	1	8
Interest (expense)	(3,542,514)	(3,551,462)	(4,658,826)	(14,490,474)	(17,617,614)
(Loss) gain on derivative contracts	(4,266,942)	(6,720,320)	(11,534,699)	(77,853,141)	21,366,068
Deposit forfeiture income	-	-	5,500,000	-	5,500,000

Net Other (Expense) Income	(7,809,456)	(10,271,782)	(10,693,524)	(92,343,614)	9,248,462

Income (Loss) Before Tax Provision	24,060,609	14,115,233	(139,102,172)	3,413,234	(259,413,004)

(Provision for) Benefit From Income Taxes	51,601	48,701	(21,152,105)	(90,342)	6,001,176

Net Income (Loss)	$24,112,210	$14,163,934	$(160,254,277)	$3,322,892	$(253,411,828)

Basic (Loss) Earnings per Share	$0.24	$0.14	$(1.83)	$0.03	$(3.48)
Diluted (Loss) Earnings per Share	$0.20	$0.12	$(1.83)	$0.03	$(3.48)

Basic Weighted-Average Shares Outstanding	99,789,095	99,358,504	87,503,079	99,387,028	72,891,310
Diluted Weighted-Average Shares Outstanding	123,297,240	121,220,748	87,503,079	121,193,175	72,891,310

RING ENERGY, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net sales volumes:
Oil (Bbls)	715,163	659,247	734,548	2,686,939	2,801,528
Natural gas (Mcf)	761,682	594,841	730,337	2,535,188	2,494,502
Total oil and natural gas (Boe) (1)	842,110	758,387	856,271	3,109,470	3,217,278
% Oil	85%	87%	86%	86%	87%

Average daily equivalent sales (Boe/d)	9,153	8,243	9,307	8,519	8,790

Average realized sales prices:
Oil ($/Bbl)	$76.35	$69.61	$40.48	$67.56	$38.95
Natural gas ($/Mcf)	6.65	5.86	2.21	5.83	1.57
Barrel of oil equivalent ($/Boe)	$70.85	$65.11	$36.61	$63.13	$35.13

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$9.12	$9.21	$9.19	$9.75	$9.25
Gathering, transportation and processing costs	1.72	1.39	1.47	1.39	1.27
Ad valorem taxes	0.16	0.93	0.84	0.73	0.97
Oil and natural gas production taxes	3.36	2.95	1.75	2.93	1.63
Depreciation, depletion and amortization	12.44	12.28	13.04	11.95	13.37
Asset retirement obligation accretion	0.22	0.24	0.25	0.24	0.28
Operating lease expense	0.10	0.11	0.37	0.17	0.37
General and administrative expense (including share-based compensation)	5.90	5.85	8.37	5.17	5.24
General and administrative expense (excluding share-based compensation)	4.79	4.82	5.09	4.39	3.58

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

RING ENERGY, INC.
Condensed Balance Sheets

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$2,408,316	$3,578,634
Accounts receivable	24,026,807	14,997,979
Joint interest billing receivable	2,433,811	1,327,262
Derivative receivable	-	499,906
Prepaid expenses and retainers	938,029	396,109
Total Current Assets	29,806,963	20,799,890

Properties and Equipment
Oil and natural gas properties, full cost method	883,844,745	836,514,815
Financing lease asset subject to depreciation	1,422,487	858,513
Fixed assets subject to depreciation	2,089,722	1,520,890
Total Properties and Equipment	887,356,954	838,894,218
Accumulated depreciation, depletion and amortization	(235,997,307)	(200,111,658)
Net Properties and Equipment	651,359,647	638,782,560

Operating lease asset	1,277,253	1,494,399
Deferred financing costs	1,713,466	2,379,348

TOTAL ASSETS	$684,157,329	$663,456,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$46,233,452	$32,500,081
Financing lease liability	316,514	295,311
Operating lease liability	290,766	859,017
Derivative liabilities	29,241,588	3,287,328
Notes payable	586,410	-
Total Current Liabilities	76,668,730	36,941,737

Deferred income taxes	90,292	-
Revolving line of credit	290,000,000	313,000,000
Financing lease liability, less current portion	343,727	126,857
Operating lease liability, less current portion	1,138,319	635,382
Derivative liabilities	-	869,273
Asset retirement obligations	15,292,054	17,117,135

Total Liabilities	383,533,122	368,690,384

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 225,000,000 shares authorized; 100,192,562 shares and 85,568,287 shares issued and outstanding, respectively	100,193	85,568
Additional paid-in capital	553,472,292	550,951,415
Accumulated deficit	(252,948,278)	(256,271,170)

Total Stockholders' Equity	300,624,207	294,765,813

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$684,157,329	$663,456,197

RING ENERGY, INC.
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Cash Flows From Operating Activities
Net income (loss)	$24,112,210	$14,163,934	$(160,254,277)	$3,322,892	$(253,411,828)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,474,159	9,310,524	11,162,567	37,167,967	43,010,660
Ceiling test impairment	-	-	129,564,000	-	277,501,943
Asset retirement obligation accretion	183,383	182,905	212,503	744,045	906,616
Amortization of deferred financing costs	169,349	166,282	622,861	665,882	1,190,109
Share-based compensation	933,593	777,461	2,807,006	2,418,323	5,364,162
Shares issued for services	-	-	23,800	-	23,800
Deferred income tax (benefit) expense	123,536	1,886,118	21,598,750	265,479	(3,975,170)
Excess tax expense (benefit) related to share-based compensation	(175,187)	(1,934,819)	(446,645)	(175,187)	(2,026,006)
(Gain) loss on derivative contracts	4,266,942	6,720,320	11,534,699	77,853,141	(21,366,068)
Cash (paid) received for derivative settlements, net	(19,490,022)	(14,921,008)	3,708,523	(52,768,154)	22,522,591
Changes in assets and liabilities:
Accounts receivable	(4,466,561)	1,656,229	(1,970,509)	(9,483,639)	7,896,517
Prepaid expenses and retainers	360,772	278,870	102,501	(541,920)	3,586,146
Accounts payable	7,119,652	(329,555)	8,845,188	15,449,215	(8,380,594)
Settlement of asset retirement obligation	(404,053)	(444,502)	(255,018)	(2,186,832)	(683,623)

Net Cash Provided by Operating Activities	23,207,773	17,512,759	27,255,949	72,731,212	72,159,255

Cash Flows From Investing Activities
Payments to purchase oil and natural gas properties	(789,281)	(141,468)	(127,880)	(1,368,437)	(1,317,313)
Payments to develop oil and natural gas properties	(16,621,196)	(11,957,917)	(8,871,408)	(51,302,131)	(42,457,745)
Payments to acquire or improve fixed assets	40,801	(548,730)	(55,339)	(568,832)	(55,339)
Proceeds from divestiture of oil and natural gas properties	-	-	(4,500,000)	2,000,000	-

Net Cash (Used in) Investing Activities	(17,369,676)	(12,648,115)	(13,554,627)	(51,239,400)	(43,830,397)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	25,750,000	14,500,000	5,000,000	60,150,000	26,500,000
Payments on revolving line of credit	(30,750,000)	(20,000,000)	(52,000,000)	(83,150,000)	(80,000,000)
Proceeds from issuance of common stock and warrants	126,240	-	19,383,131	367,509	19,383,131
Proceeds from option exercise	200,000	-	-	200,000	-
Payments for taxes wihheld on vested restricted shares	(385,330)	-	-	(385,330)	-
Proceeds from notes payable	64,580	323,671	-	1,297,718	-
Payments on notes payable	(335,321)	(224,670)	-	(711,308)	-
Payment of deferred financing costs	(27,931)	-	(355,049)	(104,818)	(355,049)
Reduction of financing lease liabilities	(118,965)	(86,941)	(71,587)	(325,901)	(282,928)

Net Cash (Used in) Financing Activities	(5,476,727)	(5,487,940)	(28,043,505)	(22,662,130)	(34,754,846)

Net Change in Cash	361,370	(623,296)	(14,342,183)	(1,170,318)	(6,425,988)
Cash at Beginning of Period	2,046,946	2,670,242	17,920,817	3,578,634	10,004,622

Cash at End of Period	$2,408,316	$2,046,946	$3,578,634	$2,408,316	$3,578,634

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of March 16, 2022

			Average		Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes		Swap Price
Crude Oil - WTI			(Bbls)		(per Bbl)
12/04/2020	Calendar year 2022	Swaps	500		$44.22
12/07/2020	Calendar year 2022	Swaps	500		$44.75
12/10/2020	Calendar year 2022	Swaps	500		$44.97
12/17/2020	Calendar year 2022	Swaps	250		$45.98
01/04/2021	Calendar year 2022	Swaps	250		$47.00
02/04/2021	Calendar year 2022	Swaps	250		$50.05
05/11/2021	Calendar year 2022	Swaps	879	(1)	$49.03
02/01/2022	Balance of calendar year 2022	Swaps	1,000		$84.61

(1) The notional quantity per the swap contract entered into on May 11, 2021 is for 26,750 barrels of oil per month. The 879 represents the daily amount on an annual basis.

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Income (Loss)	$24,112,210	$14,163,934	$(160,254,277)	$3,322,892	$(253,411,828)

Share-based compensation	933,593	777,461	2,807,006	2,418,323	5,364,162
Ceiling test impairment	-	-	129,564,000	-	277,501,943
Unrealized loss (gain) on change in fair value of derivatives	(15,223,080)	(8,200,688)	15,243,222	25,084,987	1,156,523
Tax impact of adjusted items	30,646	25,612	19,126,056	(225,432)	(9,915,293)

Adjusted Net Income	$9,853,369	$6,766,319	$6,486,007	$30,600,770	$20,695,507

Weighted-Average Shares Outstanding	99,789,095	99,358,504	87,503,079	99,387,028	72,891,310

Adjusted Net Income per Share	$0.10	$0.07	$0.07	$0.31	$0.28

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of cash flow from operations is presented.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Income (Loss)	$24,112,210	$14,163,934	$(160,254,277)	$3,322,892	$(253,411,828)

Interest expense, net	3,542,514	3,551,462	4,658,825	14,490,473	17,617,606
Unrealized loss (gain) on change in fair value of derivatives	(15,223,080)	(8,200,688)	15,243,222	25,084,987	1,156,523
Ceiling test impairment	-	-	129,564,000	-	277,501,943
Income tax (benefit) expense	(51,601)	(48,701)	21,152,105	90,342	(6,001,176)
Depreciation, depletion and amortization	10,474,159	9,310,524	11,162,567	37,167,967	43,010,660
Asset retirement obligation accretion	183,383	182,905	212,503	744,045	906,616
Share-based compensation	933,593	777,461	2,807,006	2,418,323	5,364,162

Adjusted EBITDA	$23,971,178	$19,736,897	$24,545,951	$83,319,029	$86,144,506

Adjusted EBITDA Margin	40%	40%	78%	42%	76%

Weighted-Average Shares Outstanding	99,789,095	99,358,504	87,503,079	99,387,028	72,891,310

Adjusted EBITDA per Boe	$28.47	$26.02	$28.67	$26.80	$26.78

Adjusted EBITDA per Share	$0.24	$0.20	$0.28	$0.84	$1.18

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Adjusted EBITDA	$23,971,178	$19,736,897	$24,545,951	$83,319,029	$86,144,506

Net interest expense (excluding amortization of deferred financing costs)	(3,373,165)	(3,385,180)	(4,035,964)	(13,824,591)	(16,427,497)
Capital expenditures	(11,292,707)	(13,720,336)	(7,814,361)	(50,994,541)	(29,916,746)
Proceeds from divestiture of oil and natural gas properties	-	-	-	2,000,000	-

Free Cash Flow	$9,305,306	$2,631,381	$12,695,626	$20,499,897	$39,800,263

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Cash Provided by Operating Activities	$23,207,773	$17,512,759	$27,255,949	$72,731,212	$72,159,255
Changes in operating assets and liabilities	(2,609,810)	(1,161,042)	(6,722,162)	(3,236,824)	(2,418,446)

Cash Flow from Operations	$20,597,963	$16,351,717	$20,533,787	$69,494,388	$69,740,809